Exhibit 10.2

AERIN LLC

595 Madison Avenue

New York N.Y. 10022

February 22, 2019

Jane Hertzmark Hudis

Group President

The Estee Lauder Companies

767 Fifth Avenue

New York, New York 10153

RE: Second Amendment to the License Agreement

Dear Jane:

Reference is made to the License Agreement, dated as of April 6, 2011 among Aerin LLC (“Aerin”), Aerin Lauder Zinterhofer (“ALZ”) and Estee Lauder Inc. (“Estee Lauder”) (the “License Agreement”).

The parties desire that Estee Lauder enter into a sublicense with Hunter Amenities International Ltd. (“Hunter”) to grant Hunter the right to use the licensed intellectual property solely in connection with the manufacture, sale and distribution of certain amenity-size Licensed Products to hotels, resorts and airlines (the “Amenities Program”).

In consideration of the mutual covenants herein expressed, and for other good consideration, which Aerin, ALZ and Estee Lauder hereby acknowledge, the parties hereby agree to amend the license as follows, effective as of February 22, 2019:

1.              Section 2.2 of the License Agreement is hereby amended to read as follows:

Sublicense.  No right for EL to sublicense is granted with respect to the Licensed Trademarks, ALZ Identifiers and Ancillary IP for the manufacture of Licensed Products, except that: (a) EL may authorize an Affiliate of EL and/or a third party to use the Licensed Trademarks, ALZ Identifiers and Ancillary IP in the manufacture of Licensed Products on behalf of and solely for sale to EL and/or its Affiliates; and (b) EL may enter into a sublicense agreement with Hunter authorizing use of the Licensed Trademarks, ALZ Identifiers and Ancillary IP solely in the manufacture, sale and distribution of Licensed Products in the Territory and during the Term solely in in connection with the Amenities Program (the “Hunter Sublicense”).  The foregoing consent to enter into the Hunter Sublicense is expressly subject to the following conditions, which Estee Lauder represents, warrants and covenants are, and will continue at all times to be, satisfied by the Hunter Sublicense:

(i)            such sublicense shall provide, among other provisions, that: (A) it is expressly subject and subordinate to (and coterminous with) the License

Agreement; and (B) except as provided below with respect to channels of distribution, Hunter is bound by all of the terms and conditions of the License Agreement to the extent they relate to the rights sublicensed to Hunter (including, without limitation, Aerin’s approval rights with respect to the Licensed Products, Packaging and A&P Materials, etc.);

(ii)           Licensed Products under the Amenities Program may be distributed in the channels of distribution set forth in the Hunter Sublicense, provided that each resort chain and/or airline in which Licensed Products are to be distributed shall be approved by Aerin in advance;

(iii)          Aerin shall be entitled to purchase Licensed Products produced under the Hunter Sublicense directly from Hunter on the same terms and conditions as Estee Lauder is entitled to purchase any such Licensed Products from Hunter;

(iv)          such sublicense will not relieve Estee Lauder of any of its obligations or liabilities under the License Agreement and Estee Lauder will be primarily and fully liable to Aerin and ALZ for the performance of Hunter (including, without limitation, for indemnification claims) and observance by Hunter of all of the terms and conditions of the License Agreement sublicensed under the Hunter Sublicense; and

(v)           any material modifications or amendments of the Hunter Sublicense (including any extension thereof or any change to the territory, licensed products, distribution channels, approval rights or economic terms) shall be subject to the prior written approval of Aerin.

2.              A new Section 9.1 (a) (iii) is added to the License Agreement as follows:

Amenities Royalties.  For each Annual Period to the extent that EL receives advances, guarantees, royalty or other payments from Hunter in connection with the Amenities Program (“Amenities Royalties”), fifty percent (50%) of such Amenities Royalties shall be included in the Royalty Amount and shall be payable to Aerin in accordance with section 9.1(b) of the License Agreement and shall be included in the Royalty Statements in accordance with Section 9.2 of the License Agreement.  The parties agree that, at the end of the first full Annual Period in which the Amenities Program generates Amenities Royalties, the percentage of the Amenities Royalties to thereafter be included in the Royalty Amount shall be reviewed by the Parties; provided, however, that any change to such percentage shall require the written agreement of both Aerin and Estee Lauder.

-Intentionally Left Blank-

All capitalized terms used herein and not otherwise defined shall have the same meaning given them in the License Agreement.  Unless otherwise modified by amendment, the License Agreement remains unchanged and fully in force.

AERIN LLC

		By:	/s/Aerin Lauder Zinterhofer
		Name:	Aerin Lauder Zinterhofer
		Title:	Managing Member

AERIN LAUDER ZINTERHOFER

/s/Aerin Lauder Zinterhofer

Acknowledged and agreed:

ESTEE LAUDER INC.
D.B.A. AERIN BEAUTY

By:	/s/Jane Hertzmark Hudis
Name:	Jane Hertzmark Hudis
Title:	Group President, The Estee Lauder
Companies